Exhibit 95.1
Mine Safety Disclosures
The operation of our aggregates mines is subject to regulation by the federal Mine Safety and Health Administration (the “MSHA”) under the Federal Mine Safety and Health Act of 1977, 30 U.S.C. § 801 et seq. (the “Mine Act”). Set forth below is the required information regarding certain mining safety and health matters for the fiscal quarter ended March 31, 2019. Citations and orders may be contested and appealed, and in that process, may be reduced in severity and amount, and are sometimes dismissed. The table below includes references to specific sections of the Mine Act.
The information in the table below is presented by mine, consistent with the manner in which we maintain safety and compliance information about our mining operations.

Mine Name / ID	(A) Section 104 S&S	(B) Section 104(b)	(C) Section 104(d)	(D) Section 110(b)(2)	(E) Section 107(a)	(F) Proposed Assessments	(G) Fatalities	(H) Pending Legal Action
Riverbend Sand / 09-01023	—	—	—	—	—	$—	—	—
Montgomery Sand / 09-00737	1	—	—	—	—	121	—	—
Baldree Sand / 09-01166	—	—	—	—	—	—	—	—
Coosa / 01-03327	—	—	—	—	—	242	—	—
Skyline / 01-03158	—	—	—	—	—	121	—	—
Lambert / 01-03363	—	—	—	—	—	—	—	—
Hickory Bend / 01-03403	—	—	—	—	—	—	—	—
Allstate / 01-03406	—	—	—	—	—	—	—	—
Total	1	—	—	—	—	$484	—	—

(A)
The total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under Section 104 of the Mine Act for which the operator received a citation from the MSHA.

(B)	The total number of orders issued under Section 104(b) of the Mine Act.
(C)	The total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under Section 104(d) of the Mine Act.
(D)	The total number of flagrant violations under Section 110(b)(2) of the Mine Act.
(E)	The total number of imminent danger orders issued under Section 107(a) of the Mine Act.
(F)	The total dollar value of proposed assessments from the MSHA under the Mine Act.
(G)	The total number of mining-related fatalities.
(H)	Any pending legal action before the Federal Mine Safety and Health Review Commission involving the applicable mine(s).

During the fiscal quarter ended March 31, 2019, our aggregates mines did not receive any written notices of a pattern of violations, or the potential to have such a pattern of violations, under Section 104(e) of the Mine Act.